CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made effective as of November 15, 2013

BY AND BETWEEN

Life Stem Genetics, Inc., a South Dakota corporation, having its principal offices at 433 N. Camden Drive, Suite 400, Beverly Hills, CA 90210,
(hereinafter referred to as "Company")

AND

David Granovsky an independent contractor of 3514 Caley Road, Newton Square, PA 19073 doing business as THE STEM CELL BLOG: http//bit.ly//TheStemCellBlog
(hereinafter referred to as "Consultant").

RECITALS

A. The Company desires to obtain the services of Consultant on its own behalf and on behalf of all existing and future Affiliated Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Consultant desires to provide consulting services to the Company upon the terms and conditions in this Agreement.

COMPENSATION:

Consultant will be paid

• $4k/mo paid by the 7th of each month
• 20% of gross fee paid by patient, affiliate doctor, affiliate institution and/or affiliate patient advocate to company whom Consultant has brought to the Company
• An option on 400,000 shares at $.50 per share exercisable for a 12 month period which is guaranteed by founder shares, it being understood that said option shares may be subject to restrictions.
• The lesser of 10% or maximum allowable by SEC rules of any money brought in by broker, banker, VC or other whom Consultant has brought to the Company

Additional terms, recitals, definitions and conditions to be addressed in an additional agreement within 30 days of this agreement.

Signed this day of November 15, 2013.

LIFE STEM GENETICS, INC.

DAVID GRANOVSKY